Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Form 10-K of our report, dated April 15, 2025, with respect to our audit of the consolidated financial statements of PrimeEnergy Resources Corporation and Subsidiaries as of December 31, 2024 and for the year then ended.

/s/Grassi & Co., CPAs, P.C.

Jericho, New York

April 15, 2026